Exhibit 99.1

CorEnergy Infrastructure Trust Completes Public Offering of Common Stock

Proceeds expected to be used for acquisition of
Pinedale Liquids Gathering System

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – December 18, 2012 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced that it has closed its previously announced public offering of common stock, raising $78 million in gross proceeds at $6.00 per share. CorEnergy intends to use the net proceeds of the offering to finance a portion of the previously announced anticipated acquisition of a Liquids Gathering System (LGS) located in the Pinedale field in Wyoming from a wholly-owned subsidiary of Ultra Petroleum Corp. (NYSE: UPL).

CorEnergy will also allow the underwriters a 30-day option to purchase up to an additional 1,950,000 shares of the common stock, at the public offering price, less the underwriting discount.

BofA Merrill Lynch, KeyBanc Capital Markets, RBC Capital Markets, Wells Fargo Securities and Stifel Nicolaus Weisel acted as joint book running managers for the offering.

The shares of common stock were offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission under the name Tortoise Capital Resources Corp. Electronic copies of the prospectus supplement and accompanying base prospectus are available from the SEC website at www.sec.gov.

Hard copies of the prospectus supplement and base prospectus related to the offering can be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038 Attn: Prospectus Department or email dg.prospectus_requests@baml.com; KeyBanc Capital Markets, 127 Public Square, 4th Floor, Cleveland, OH 44114, Attn: Prospectus Delivery Department; RBC Capital Markets, 277 Front St., 5th Floor, Toronto, Ontario M5V 2X4, Attn: Distribution Centre; Wells Fargo Securities, 375 Park Avenue, New York, NY 10152, Attn: Equity Syndicate Department, or email cmclientsupport@wellsfargo.com; or Stifel Nicolaus Weisel, One South Street, 15th Floor, Baltimore, MD 21202, or email syndprospectus@stifel.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

 Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact information:
Rachel Stroer, Investor Relations, 877-699-CORR (2677), info@corridortrust.com